Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registrations Statements (Nos. 33-60551, 333-44711, 333-50051, 333-82069, 333-97569 and 333-108500) of Triarc Companies Inc. on Form S-8 and Registration Statements (Nos. 333-127818 and 333-110929) of Triarc Companies, Inc. on Form S-3 of our report dated June 28, 2006 relating to the combined financial statements of RTM Restaurant Group as of May 29, 2005 and May 30, 2004 and for each of the two years in the period ended May 29, 2005, included in this Current Report on Form 8-K dated October 19, 2006 of Triarc Companies, Inc. filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Atlanta, Georgia
October 17, 2006